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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 30, 2011

Nortek, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34697	05-0314991
(Commission File Number)	(I.R.S. Employer Identification No.)

50 Kennedy Plaza, Providence, Rhode Island	02903-2360
(Address of Principal Executive Offices)	(Zip Code)

(401) 751-1600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Offices.

On June 30, 2011, Nortek, Inc. (the “Company”) announced that Richard L. Bready plans to retire from the positions of Chairman, President and Chief Executive Officer of the Company and as a member of the Company's board of directors (the “Board”), effective as of July 1, 2011 (the “Retirement Date”).

Under the terms of his existing employment agreement and by agreement dated June 30, 2011, (the “Separation Agreement”), and in consideration for the observation by Mr. Bready of certain restrictive covenants for a period of 12 months after the Retirement Date, a release of claims against the Company, a non-disparagement covenant, and his agreement to provide certain consulting and transition services to the Company in connection with his retirement from the Company, Mr. Bready will receive: (i) a severance payment of $5,250,000, payable over 18 months in equal installments; (ii) a lump sum payment of $1,000,000 in lieu of the lifetime health and medical coverage which would have been due under Mr. Bready's existing employment agreement, with a tax gross-up; (iii) approximately $750,000, payable over 18 months in equal installments in respect of certain perquisites set forth in Mr. Bready's employment agreement. Due to the requirements of Section 409A of the Internal Revenue Code of 1986, and pursuant to Company policy, the cash payments noted above that are due to Mr. Bready in connection with his separation from service will be delayed for a period of six months. All unvested equity awards held by Mr. Bready as of the Retirement Date will be forfeited, except that half of his stock options that would have vested later this year will be deemed vested. Mr. Bready's vested stock options will remain exercisable until the earlier of (i) five years from the Retirement Date or (ii) the expiration date of the stock option.

A copy of the Separation Agreement is annexed hereto as Exhibit 10.1 and incorporated herein by reference.

As of July 1, 2011 (the “Start Date”), the Board appointed J. David Smith, who has been a director of the Company since February 2010, as Interim Chief Executive Officer of the Company.

Mr. Smith, who is 62 years old, has extensive operating and management experience in private and public international metals and building products companies. Mr. Smith served as President of Alumax Fabricated Products, Inc. and as an officer of Alumax, Inc. from 1989-1996 and also held the positions of Chief Executive Officer and President of Euramax International, Inc. from 1996, serving as its Chairman from 2002 until his retirement in 2008.

In connection with Mr. Smith's appointment as Interim Chief Executive Officer of the Company, the Company has entered into an Interim Chief Executive Officer Agreement (the “Interim CEO Agreement”) with Mr. Smith, dated as of June 30, 2011. Mr. Smith will be employed pursuant to the terms of the Interim CEO Agreement from the Start Date until the earliest to occur of: (i) the date on which a permanent Chief Executive Officer commences employment with the Company; (ii) the date that is six months from the Start Date or (iii) resignation from the position of Interim Chief Executive Officer Agreement or termination by the Company. For his services, Mr. Smith will be paid a monthly rate of $105,000 and will be eligible to earn an annual incentive bonus for 2011, based upon achievement of performance metrics and pro-rated to reflect Mr. Smith's period of employment with the Company in 2011.

Mr. Smith will not be entitled to receive fees for attending Board and committee meetings while serving as the Interim Chief Executive Officer and his Board retainers will be appropriately pro-rated for 2011 such that he will only be paid such retainers for the portion of 2011 in which he is not serving as Interim Chief Executive Officer. Effective as of the Start Date, Mr. Smith resigned from serving as a member of the Compensation Committee of the Board.

Pursuant to the Interim CEO Agreement, Mr. Smith will be subject to restrictions on competition and solicitation during his employment with the Company and for a period of six months thereafter with respect to the solicitation restrictions. The Interim CEO Agreement also contains standard confidentiality and invention assignment covenants.

A copy of the Interim CEO Agreement is annexed hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

10.1    Richard L. Bready Separation Agreement dated June 30, 2011.

10.2    J. David Smith Interim Chief Executive Officer Agreement dated June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        NORTEK, INC.

By: /s/ Edward J. Cooney
Name: Edward J. Cooney
Title: Vice President and Treasurer

Date: July 5, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Richard L. Bready Separation Agreement dated June 30, 2011.
10.2	J. David Smith Interim Chief Executive Officer Agreement dated June 30, 2011.